Exhibit 99.1

              AMWEST IMAGING INCORPORATED ANNOUNCES FILING THE FORM
                    10K FOR THE YEAR ENEDED FEBRUARY 29, 2012


Company Contact:                                     Investor Relations Contact:

Amwest Imaging Inc.                                  Amwest Imaging Inc.
Jason Gerteisen                                      812-250-4210
812-250-4210

EVANSVILL, IN- JUNE 28, 2012-AMWEST IMAGING INCORPORATED (OTCBB: AMWI), a global provider of website technology, announced financial results for the year ended February 29, 2012.

For the year ended February 29, 2012 and February 28, 2011 the revenue was approximately $970 and $0, respectively. The Company has just recently commenced operations and is now actively marketing its products. The Company expects revenues to significantly increase in the future.

Costs of sales, which consist primarily of labor, license amortization, software amortization and technology, increased by approximately $29,959, or 100%, to approximately $29,959 for the year ended February 29, 2012, as compared to no cost of sales for the year ended February 28, 2011. As operations only started in November of 2011, the expense is primarily the amortization of the license agreement with BION Enterprises, LLC.

Net loss for the year ended February 29, 2012 increased by $276,817 to $306,047 from $29,230 for the year ended February 28, 2011. The increase in net loss is primarily due to the increases in general and administrative expenses and interest expense.

Jason Gerteisen, President of Amwest Imaging Incorporated commented, "It has been an exciting year and we continue to build our vision of Amwest Imaging Incorporated." Mr. Gerteisen also comments, "It is important to understand how much has been accomplished in the short six months that I have been the President of Amwest Imaging Incorporated."

"In September of 2011, the Company acquired all of the outstanding shares of Instant Website Technology. We quickly determined that the assets acquired from Instant Website Technology Inc. did not constitute a business as there were several significant missing elements in the transferred assets that would be necessary to operate a business; however the application was more than we expected and will provide a sound foundation to build our business."

"In November 2011, we signed a joint venture agreement with eMarketing Team Holdings, LLC. This alliance will provide the Company with a strong partner in the industry and enable Amwest Imaging to provide top quality service, without over building our infrastructure. We also expect this alliance to provide our Company with a significant amount of leads through the use of their business to business lead generation technology, which is estimated to generate 500 quality leads per day. Based on a conversion rate of approximately 7.5% we believe that we will be able to obtain substantial recurring revenue of during the next 12 months."

"On November 21, 2011, we announced the acquisition of Zipclik technologies, which was an unfortunate selection of wording as the Zipclik technology was developed internally and we are still in the initial planning phases of developing the business plan for the product. We expect to start deriving revenue from this technology in the third quarter of this year."

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Amwest Imaging Incorporated periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended February 29, 2012.